May 2012 Pricing Sheet dated May 11, 2012 relating to Amendment No. 1 to Preliminary Terms No. 168 dated May 8, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Dual Directional Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due May 16, 2014
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – MAY 11, 2012
Issuer:	Morgan Stanley
Maturity date:	May 16, 2014
Valuation date:	May 13, 2014, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund
Aggregate principal amount:	$5,250,000
Payment at maturity:
If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will this amount exceed the stated principal amount plus the maximum leveraged upside payment.
If the final share price is less than or equal to the initial share price but is greater than or equal to $54.417, which is 85% of the initial share price:
$10 + ($10 x absolute share return)
In this scenario, you will receive a 1% positive return on the Buffered PLUS for each 1% negative return on the underlying shares.  In no event will this amount exceed the stated principal amount plus $1.50.
If the final share price is less than $54.417, which is 85% of the initial share price:
$10 + [$10 × (share percent change + 15%) × downside factor]
This amount will be less than the stated principal amount of $10 and could be zero.

Leveraged upside payment:	$10 x leverage factor x share percent change, subject to the maximum leveraged upside payment
Leverage factor:	200%
Share percent change:	(final share price – initial share price) / initial share price
Absolute share return:	The absolute value of the share percent change. For example, a –5% share percent change will result in a +5% absolute share return.
Downside factor:	1.1765
Initial share price:	$64.02, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Maximum leveraged upside payment:	$3.00 per Buffered PLUS (30% of the stated principal amount)
Buffer amount:	15%
Stated principal amount / Issue price:	$10 per Buffered PLUS
Pricing date:	May 11, 2012
Original issue date:	May 16, 2012 (3 business days after the pricing date)
CUSIP / ISIN:	61760T801 / US61760T8018
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Buffered PLUS	$10.00	$0.225	$9.775
Total	$5,250,000	$118,125	$5,131,875
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.225 for each Buffered PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

You should read this document together with the preliminary terms describing the offering and the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 168 dated May 8, 2012
Product Supplement for PLUS dated November 21, 2011
Prospectus dated November 21, 2011

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.